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                                                                    EXHIBIT 17.1

                              [National Media Logo]
                           NATIONAL MEDIA CORPORATION




                                October 13, 1998


         National Media Corporation
         1835 Market Street
         Suite 1100
         Philadelphia, PA 19103

         Dear Sirs:

                   Please accept this as my resignation from the Board of Directors of National Media Corporation (the "Company") effective upon consummation of that certain stock purchase agreement dated August 11, 1998 by and between the Company and NM Acquisition Co., LLC.

                                         Very truly yours,




                                         Albert R. Dowden